UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐    Definitive Proxy Statement

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INTERMIX MEDIA, INC.

(Name of Registrant as Specified in its Charter)

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Intermix Media issued the following press release on August 24, 2005:

FOR IMMEDIATE RELEASE

Intermix Stockholder Meeting Scheduled For September 28, 2005

LOS ANGELES, CA, August 24, 2005 – Intermix Media, Inc. (AMEX: MIX) announced today that it will hold a special meeting of stockholders on September 28, 2005 at 9:00 a.m., Pacific, at Intermix’s corporate offices in Los Angeles, California to consider and vote on the proposed merger of a wholly-owned subsidiary of Fox Interactive Media, Inc. (“FIM”), a subsidiary of News Corporation (NYSE: NWS), with and into Intermix. On July 18, 2005, Intermix entered into an Agreement and Plan of Merger with FIM and certain of its affiliates, which, if approved, would entitle Intermix common stockholders to receive $12 in cash for each share of common stock held.

Only stockholders of record at the close of business on August 24, 2005, the record date for the special meeting, may vote at the special meeting. Intermix expects that, if approved by the Intermix stockholders and assuming the satisfaction or waiver of all other customary conditions, the transaction will close on September 30, 2005.

Intermix also announced today that, effective as of August 19, 2005, the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission had granted Intermix’s request for early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

Intermix has filed a preliminary proxy statement in connection with the proposed merger. The definitive proxy statement is expected to be filed and mailed to Intermix stockholders as of the meeting record date shortly. Intermix’s stockholders are urged to carefully read the definitive proxy statement and other relevant materials when they become available as they will contain important information about the merger. Investors and security holders may obtain free copies of these documents when they are available – and other documents filed with the Securities and Exchange Commission (the “SEC”) – at the SEC Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Intermix by going to Intermix’s corporate website at www.intermix.com or by contacting: Investor Relations, Intermix Media, Inc., 6060 Center Drive, Suite 300, Los Angeles, California 90045.

In addition, Intermix and its officers and directors may be deemed to be participants in the solicitation of proxies from Intermix’s stockholders with respect to the merger. A description of any interests that Intermix’s executive officers and directors have in the merger will be available in the definitive proxy statement. Information regarding certain of these persons and their beneficial ownership of Intermix’s common stock as of July 28, 2005 is also set forth in the Form 10K/A filed by Intermix on July 29, 2005 with the SEC.

About Intermix Media

A leading online media and ecommerce enterprise, Intermix Media (Amex: MIX—News) and its subsidiaries utilize proprietary technologies and analytical marketing to develop unique content, an active community and innovative ecommerce offerings. The Intermix Network blends user-generated and proprietary online content to motivate its users to spend more time on its Network and to invite their friends to join them. By integrating social networking applications, self-publishing and viral marketing, the Intermix Network has grown to over 30 million unique U.S. visitors per month. Intermix also leverages its optimization technologies, marketing methodologies and the Internet through its Alena unit, where it launches branded consumer product offerings. Alena expands Intermix’s consumer reach by marketing select high margin and innovative products directly to the consumer across the Internet. In doing so, Alena cost-effectively builds consumer brands and drives new users back to the Intermix Network.

Safe Harbor Statement

Information contained in this press release contains forward-looking statements that involve risks, uncertainties and assumptions about the results and events to which those statements relate. No assurances can be given that the future results or events covered by such forward-looking statements will be achieved, and we assume no obligation to update any such forward-looking statements. The factors which could cause actual results or events to differ materially from those suggested by any such statements include, but are not limited to, intervening circumstances or events that result in a delay or adjournment of the special meeting of stockholders currently scheduled for September 28, 2005, or that result in a termination of the Agreement and Plan of Merger in accordance with the terms thereof. Other factors could also cause actual results or events to vary materially from those covered in such forward-looking statements.

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Investor Relations Contact:

Brett Brewer, Intermix Media, Inc., (310) 215-1001 ex. 117, bbrewer@intermix.com